Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan and the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors of our reports dated February 11, 2011, with respect to the consolidated financial statements of M.D.C. Holdings, Inc. and the effectiveness of internal control over financial reporting of M.D.C. Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Denver, Colorado

May 10, 2011